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TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY

At the Meeting of the Board of Directors of IDS Life Insurance
Company held on October 16th, 1985, the Board of Directors:

      RESOLVED, That IDS Life Variable Life Separate Account, comprised of five subaccounts, is hereby established as a separate account in accordance with Section 61A.14 Minnesota Statutes;...

      RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to establish such additional subaccounts in the future as they determine appropriate...

As President of IDS Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company, the following additional subaccount within the separate account:

      The FIT subaccount, to invest in shares of the International Equity Portfolio of IDS Life Series Fund, Inc.

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company, the Unit Investment Trust comprised of IDS Life Variable Life Separate Account and consisting of five subaccounts, is hereby reconstituted to consist of six subaccounts.

                                    Received by the Secretary


 /s/  R.W. Kling                     August 5   , 1994
Richard W. Kling

                                    /s/ William A. Stoltzmann
                                    William A. Stoltzmann